U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of
          1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

           Spectorman                    Roy
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             (Last)                    (First)                    (Middle)

           300 Mercer St. Suite 26-J
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                                       (Street)

           New York                      NY                        10003
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                  (City)               (State)                     (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)
           06/13/99

3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Issuer Name and Ticker or Trading Symbol
           MarketCentral.net Corp. [MKTS]

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     (xx)  Director                                 (X)  10% Owner
     (xx)  Officer (give title below)               (_)  Other (specify below)

           President
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6.   If Amendment, Date of Original (Month/Year)

7.   Individual of Joint/Group Filing (Check applicable line)

     (X) Form Filed by One Reporting Person

     (_)  Form Filed by More than One Reporting Person


* If the Form is filed by more than one Reporting  Person,  see Instruction 5(b)
(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

             Table I - Non-Derivative Securities Beneficially Owned

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                        Amount of                                 Nature of
                       Securities            Ownership Form:      Indirect
  Title of            Beneficially            Direct (D) or      Beneficial
  Security               Owned                 Indirect (I)        Ownership
 (Instr. 4)            (Instr. 4)              (Instr. 5)        (Instr. 5)
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Common Stock             794,813                   D                 N/A
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


                        Table II - Derivative Securities
                     Beneficially Owned (e.g., puts, calls,
                   warrants, options, convertible securities)

====================================================================================================================================
                     2. Date Exercisable and          3. Title and
                     Expiration Date                     Amount of
                     (Month/Day/Year)                    Securities
                                                         Underlying
                                                         Derivative
                                                         Security
                                                        (Instr. 4)
====================================================================================================================================
                                                                                                  5. Owner-
                                                                                                  ship Form
                                                                                                  of
                                                                                 4.               Derivative
                                                                                 Conversion       Security:            6. Nature
                                                                 Amount          or               Direct (D)           of
1. Title of                                                      or              Exercise         or                   Indirect
Derivative                                                       Number          Price of         Indirect             Beneficial
Security              Date          Expiration                   of              Derivative       (I)                  Ownership
(Instr. 4)        Exercisable          Date        Title         Shares          Security         (Instr. 5)           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Option             02/05/99          02/05/04      Common        170,000         $5.00               D
                                                   Stock
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====================================================================================================================================


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b) (v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


/s/ Roy Spectorman
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**   Signature of Reporting Person Date                                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

          Alternatively,   this  form  is  permitted  to  be  submitted  to  the
          Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.